December 4, 2002

Mr. Angelo S. Morini
President
Galaxy Nutritional Foods, Inc.
2441 Viscount Row
Orlando, FL  32809

Re:  Special Services Agreement

Dear Angelo:

This letter agreement supercedes the previous agreement dated October 24, 2002 between yourself and Galaxy Nutritional Foods (the "Company"). This is to confirm that you have agreed to author a book promoting the Company's Veggie(R) brand products and the "Veggiesizing(TM)" stealth/health diet. You have also agreed to promote the book as needed while you are President and Vice-Chairman of the Board of Directors of the Company and, in the event of a change of
control  of  the  Company,   would   consider   promoting  book  for  additional
compensation.

For these special services, the Company agrees to issue you two non-qualified option agreements to purchase up to 310,060 shares of the Company's common stock at an exercise price of $2.05 and 200,000 shares of the Company's common stock at an exercise price of $4.08. Both options will vest immediately.

This will also confirm that you are reserving the right to negotiate book sale royalties, depending on the book's potential profit to the Company, which is at this time unknown.

Sincerely,                              Agreed to and Accepted by:

/s/ Salvatore J. Furnari                /s/ Angelo S. Morini
----------------------------            ---------------------------
Salvatore J. Furnari, CFO               Angelo S. Morini, President

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